                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              DTE Energy Company
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

DTE ENERGY LOGO

                       2000 2nd Avenue

                       Detroit, Michigan 48226-1279

                                                                  March 21, 1997

Dear DTE Energy Shareholder:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Common Stock Shareholders of DTE Energy Company on Monday, April 28, 1997, at 10 a.m. at the Detroit Edison Plaza, 660 Plaza Drive, Detroit, Michigan.

The principal items of business will be the election of directors, the ratification of the appointment of the independent auditors and the consideration of two shareholder proposals.

Additional details about the meeting are in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, I will also report on the progress of the Company during the past year and answer shareholder questions.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY, PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE. IF YOU DO ATTEND AND VOTE AT THE MEETING, THAT VOTE WILL SUPERSEDE THE EARLIER VOTE BY PROXY.

                                           SINCERELY,

                                           JOHN E. LOBBIA
                                           JOHN E. LOBBIA
                                           Chairman and Chief Executive Officer

                                      MAP

                    2000 2nd Avenue
DTE ENERGY LOGO     Detroit, Michigan 48226-1279

             NOTICE OF ANNUAL MEETING OF COMMON STOCK SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Common Stock Shareholders (the "Annual Meeting") of DTE ENERGY COMPANY ("DTE Energy" or "Company") will be held at the Detroit Edison Plaza, 660 Plaza Drive, Detroit, Michigan, on Monday, April 28, 1997, at 10 a.m., Detroit time, to consider and take action on:

          1. The election of five directors;

          2. Ratification of the appointment of Deloitte & Touche LLP by the Board of Directors as the independent auditors of DTE Energy for the year 1997;

          3. A shareholder proposal regarding criterion for closing the nuclear power plant;

          4. A shareholder proposal regarding the impact of deregulation, including its impact on the operation of Fermi 2, and

          5. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of record of shares of Common Stock at the close of business on February 28, 1997, are entitled to notice of, and to vote at, the meeting.

        SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.

MARCH 21, 1997                               BY ORDER OF THE BOARD OF DIRECTORS,
                                                                  SUSAN M. BEALE
                                          VICE PRESIDENT AND CORPORATE SECRETARY

                                   IMPORTANT

EVEN THOUGH YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS URGENTLY REQUESTED THAT, WHETHER YOUR SHARE HOLDINGS ARE LARGE OR SMALL, YOU PROMPTLY FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU WILL DO SO NOW, THE COMPANY WILL BE SAVED THE EXPENSE OF FOLLOW-UP NOTICES.

                               DTE ENERGY COMPANY
                                2000 2ND AVENUE
                          DETROIT, MICHIGAN 48226-1279
                                 MARCH 21, 1997

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DTE Energy Company ("DTE Energy" or "Company") of proxies for use at the DTE Energy Annual Meeting of Common Stock Shareholders to be held on April 28, 1997 (the "Annual Meeting"). If the enclosed proxy card is executed and returned, it will be voted as specified on such proxy card. If the proxy card is executed and returned but no specification is made on the proxy card as to any proposal, the shares represented by the proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

     It is the policy of DTE Energy that any proxy card, ballot or other voting material that identifies the particular vote of a shareholder will be kept confidential except in the event of a contested proxy solicitation or as may be required by law. DTE Energy may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy card, ballot or other material. Under the policy, the inspectors of election at any meeting will be outside parties.

     You may revoke your proxy by a written request or by a subsequently dated proxy card, which, in either case, must be received by the Vice President and Corporate Secretary before the Annual Meeting, or by voting in person at the Annual Meeting.

     The holders of DTE Energy Common Stock, the only security entitled to vote at the meeting, are entitled to one vote for each share of such stock held, whether of record or in any account under the Company's Dividend Reinvestment and Stock Purchase Plan ("DRIP") or the Detroit Edison Savings & Investment Plans ("SIP"), on the Record Date. Record shares and DRIP shares are combined in a single proxy card. A majority of the shares of outstanding Common Stock present in person or represented by proxy will constitute a quorum. As of February 28, 1997, the Record Date, there were 145,103,729 shares of Common Stock outstanding. The Notice of Annual Meeting and Proxy Statement and the proxy card were first mailed to holders of DTE Energy Common Stock on or about March 21, 1997.

     Each holder of Common Stock has the right, without prior notice to DTE Energy, to cumulate votes for the election of directors by multiplying the number of votes to which such holder is entitled by the number of directors to be elected and casting all such votes for one candidate or distributing them among any two or more candidates. Any shareholder who wishes to withhold votes from one or more director or directors may do so by writing the name or names of such directors in the space provided on the proxy card for such purpose. Shareholders cannot vote for more than five directors. The election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted. Broker non-votes will not be included in determining the number of votes cast in the election. A "withhold" from voting for a director is the equivalent of a "no" vote and will be included in determining the number of votes cast in the election of directors. Under Michigan law, only votes cast are counted and, with respect to the election of directors, abstentions have no effect. To be approved, shareholder proposals must receive affirmative votes from a majority of the votes cast by shareholders entitled to vote thereon. Abstentions and broker non-votes will be treated as not having been voted for determining the number of votes cast.

     An Annual Report for the calendar year 1996 was mailed on or about March 4, 1997, to all shareholders of record on the Record Date, as well as to DRIP and SIP participants.

                       ITEM 1. THE ELECTION OF DIRECTORS

     The Amended and Restated Articles of Incorporation of DTE Energy divide the Board of Directors into three classes, with one class of directors elected each year for a three-year term. The terms of directors in one class expire in 1997. The five directors in this class have been nominated for election for terms expiring in 2000. All of the nominees have consented to serve if elected and, with the exception of Mr. Brooks who is a nominee for the first time, are presently members of the Board of Directors.

     Proxies cannot be voted for more than five persons. It is the intention of the persons named in the enclosed proxy card, unless otherwise instructed by the shareholders, to vote for the nominees named in this Proxy Statement. If, for any reason, any of the nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

The following sets forth information as to each nominee for election at this meeting and each director continuing in office. The Company's directors also serve as directors of The Detroit Edison Company ("Detroit Edison"), now a wholly owned subsidiary of the Company. The dates shown for service as a director and officer include service as a director and officer of Detroit Edison prior to the January 1, 1996, share exchange with the Company. The committees listed include committees of both companies.

        NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2000
PHOTO
                WILLIAM C. BROOKS, 63, Vice President -- Corporate Affairs, General Motors Corporation, Detroit, Michigan. Mr. Brooks has been employed in various capacities at General Motors between 1973 and 1989 and again since 1990. He has been a vice president since 1994. In 1989 and 1990, Mr. Brooks was Assistant Secretary, Employment Standards Administration, with the U.S. Department of Labor. Prior to 1973, he served as an officer in the United States Air Force in various positions including assignments with the Department of Defense and other Federal government departments. Mr. Brooks is a nominee for the first time as a director of DTE Energy. He is a director of Motor Enterprises, Inc., a General Motors subsidiary, and the Louisiana-Pacific Corporation. Mr. Brooks is also a director or trustee of a number of community organizations. He attended the Advanced Management Program at Harvard Business School and holds a B.A. degree from Long Island University and an M.B.A. degree from the University of Oklahoma.
PHOTO
                JOHN E. LOBBIA, 55, Chairman of the Board and Chief Executive Officer, DTE Energy and Detroit Edison. Mr. Lobbia has served in his present position since 1990. He has been a director since 1988. Mr. Lobbia is also a director of NBD Bank and the Rouge Steel Company, as well as a director or trustee of a number of community and professional organizations. He received a B.S. degree in electrical engineering from the University of Detroit.
                Committee: Executive.

PHOTO
                PATRICIA S. LONGE, 63, Economist and Senior Partner, The Longe Company, Naples, Florida -- an economic consulting and investment firm. Dr. Longe has served in her present position since 1981. She was a professor of Business Administration at the Graduate School of Business Administration of the University of Michigan from 1973 to 1986. Dr. Longe has been a director since 1973. She is also a director of Comerica Bank & Trust, F.S.B.; Comerica Incorporated; Jacobson Stores, Inc.; The Kroger Company and The Warner-Lambert Company. Dr. Longe received B.S. and M.B.A. degrees from the University of Detroit and a Ph.D.
degree in economics from Wayne State University. Committees: Audit, Nominating and Nuclear Review.
PHOTO
                EUGENE A. MILLER, 59, Chairman of the Board and Chief Executive Officer, Comerica Incorporated and Comerica Bank, Detroit, Michigan. Mr. Miller served as Chairman of the Board, President and Chief Executive Officer of Comerica Incorporated and Comerica Bank prior to the merger of Comerica Incorporated and Manufacturers National Corporation in 1992. He has been a director since 1989. In addition to Comerica Incorporated and Comerica Bank, Mr. Miller is also a director of Amerisure Companies and serves as a director or trustee of a number of community and professional organizations. He received a B.B.A.
degree from the Detroit Institute of Technology. Committees: Finance, Nominating, Organization and Compensation and the Special Committee on Compensation.

PHOTO
                DEAN E. RICHARDSON, 69, retired Chairman of the Board, Manufacturers National Corporation, Detroit, Michigan. Prior to his retirement in 1990, Mr. Richardson served in the above position since 1973. He has been a director since 1977 and is also a director of the Automobile Club of Michigan and Tecumseh Products Company. Mr. Richardson received a B.A. degree from Michigan State University and an LL.B. degree from the University of Michigan. Committees: Audit, Executive, Finance, Organization and Compensation and the Special Committee on Compensation.

               DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1998
PHOTO
                TERENCE E. ADDERLEY, 63, President and Chief Executive Officer, Kelly Services, Inc., Troy, Michigan--an international provider of business, technical and professional staffing services. Mr. Adderley has served in his present position since 1967. He has been a director since 1987. Mr. Adderley is also a director of Kelly Services, Inc.; The First National Bank of Chicago and First Chicago NBD Corporation. He received B.B.A. and M.B.A. degrees from the University of Michigan. Committees: Executive, Finance and Organization and Compensation.

PHOTO
                ANTHONY F. EARLEY, JR., 47, President and Chief Operating Officer, DTE Energy and Detroit Edison. Mr. Earley has served in his present position since 1994. He previously served as President and Chief Operating Officer of the Long Island Lighting Company (LILCO), an electric and gas utility company serving Long Island, New York, from 1989 to 1994 and in various executive capacities at LILCO from 1985 to 1989. Before that, Mr. Earley was a partner in the law firm of Hunton & Williams and served as an officer in the U.S. Navy nuclear submarine program. He has been a director since 1994. Mr. Earley is also a director of Mutual of America Capital Management Corporation and serves as a director on a number of community and professional organizations. He received a B.S. degree in physics, an M.S. degree in engineering and a J.D. degree from the University of Notre Dame. Committee: Executive.

PHOTO
                ALLAN D. GILMOUR, 62, retired Vice Chairman of the Board, Ford Motor Company. Mr. Gilmour was employed in various capacities at Ford Motor Company since 1960 and was President of the Ford Automotive Group from 1990 until his appointment in 1993 as Vice Chairman, the position from which he retired in 1995. He has been a director since 1995. Mr. Gilmour is also a director of The Dow Chemical Company; The Prudential Insurance Company of America; US West, Inc. and Whirlpool Corporation and is Chairman of the Henry Ford Health System. Mr. Gilmour received a B.A.
degree in economics from Harvard University and an M.B.A. degree from the University of Michigan. Committees: Finance and Nominating.
PHOTO
                THEODORE S. LEIPPRANDT, 63, retired Marketing Specialist, Cooperative Elevator Company, Pigeon, Michigan. Prior to his retirement in 1995, Mr. Leipprandt served in the above position since 1987 and in various other positions since 1958, including President and Chief Executive Officer for 13 years. He has been a director since 1990. Mr. Leipprandt is a past president of the Michigan Agri-Business Association and the Michigan 4-H Foundation Board of Trustees. He currently serves as a director of East Central Michigan Farm Credit System. Mr. Leipprandt received a degree in animal science from Michigan State
University. Committees: Audit, Energy Resources Planning and Nuclear Review.

               DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1999
PHOTO
                LILLIAN BAUDER, 57, Vice President for Corporate Affairs, Masco Corporation, and President, Masco Charitable Trust, Taylor, Michigan. Dr. Bauder has served in her present position since 1996. She served as President and Chief Executive Officer, Cranbook Educational Community, Bloomfield Hills, Michigan, from 1983 to 1996. Dr. Bauder has been a director since 1986 and is also a director of Comerica Bank. She received a B.A. degree from Douglass College, Rutgers University, and M.A. and Ph.D. degrees in sociology from the University of Michigan.
                Committees: Audit, Executive and Nuclear Review.
PHOTO
                DAVID BING, 53, Chairman of the Board, Bing Steel, Inc., Detroit, Michigan -- a steel service center serving automotive manufacturers, steel fabricators, construction subcontractors and the farm implement and appliance industries. Mr. Bing has served in his present position since 1986. He is also Chief Executive Officer of Superb Manufacturing, Inc., a metal stamping company. Mr. Bing played professional basketball for 12 years and continues to serve the community as advisor to many youth groups. He has been a director since 1985 and also serves as a director of a number of civic organizations. Mr. Bing received a B.A. degree from Syracuse University. Committees: Audit, Energy Resources Planning, Organization and Compensation and the Special Committee on Compensation.

PHOTO
                LARRY G. GARBERDING, 58, Executive Vice President and Chief Financial Officer, DTE Energy and Detroit Edison. Mr. Garberding has served in his present position since 1990. He has been a director since 1990 and also serves as a director or trustee of various community and professional organizations. Mr. Garberding received a B.S. degree in industrial administration from Iowa State University. Committees: Executive and Finance.

PHOTO
                ALAN E. SCHWARTZ, 71, a Partner of the law firm Honigman Miller Schwartz and Cohn, Detroit, Michigan. Mr. Schwartz has been a director since 1969. He is also a director of Core Industries, Inc.; Handleman Company; Howell Industries, Inc.; Pulte Corporation and Unisys Corporation. Mr. Schwartz received a B.A. degree from the University of Michigan and a law degree from Harvard Law School. Committees: Executive, Finance, Nominating and Organization and Compensation.

PHOTO
                WILLIAM WEGNER, 70, Consultant; owner of W-Squared, Inc. -- a consulting firm engaged in providing services to nuclear utility companies. Mr. Wegner has been a nuclear consultant since 1979. From 1964 to 1979 he served in the U.S. Navy and Atomic Energy Commission in the naval nuclear propulsion program where he was Admiral Rickover's Deputy Director. Mr. Wegner has been a director since 1990. He graduated from the U.S. Naval Academy, received masters' degrees in naval architecture and marine engineering from the Webb Institute of Naval Architecture and in nuclear engineering from the Massachusetts Institute of
Technology. Committees: Energy Resources Planning and Nuclear Review.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                             AMOUNT AND
                                                              NATURE OF         PERCENT
TITLE OF CLASS   NAME AND ADDRESS OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP*   OF CLASS
--------------   ------------------------------------   ---------------------   --------
  Common         The Capital Group Companies, Inc.
                   and Capital Research & Management
                   Company                                    7,819,000           5.39
                 333 South Hope Street
                 Los Angeles, CA 90071

-------------------------
* Capital Research and Management Company and its parent holding company, The Capital Group Companies, Inc., have reported jointly on Schedule 13G that Capital Research and Management Company is the beneficial owner of, with investment power over, 7,819,000 shares of the Company's Common Stock as a result of acting as an investment adviser. The Capital Group has informed the Company that the shares are held solely for investment purposes in the ordinary course of business and not with the purpose or effect of changing or influencing control.

                         SECURITY OWNERSHIP OF MANAGEMENT

                                                                                    AMOUNT AND
                                                                                     NATURE OF
                                                                               BENEFICIAL OWNERSHIP
TITLE OF CLASS    NAME OF BENEFICIAL OWNER                                 AS OF DECEMBER 31, 1996(1)(2)
--------------    ------------------------                                 -----------------------------
  Common          Terence E. Adderley..................................                 1,600
  Common          Frank E. Agosti......................................                14,507(3)
  Common          Lillian Bauder.......................................                 1,616
  Common          David Bing...........................................                 1,000
  Common          William C. Brooks....................................                   100(4)
  Common          Robert J. Buckler....................................                11,694(3)
  Common          Anthony F. Earley, Jr. ..............................                21,107(3)
  Common          Larry G. Garberding..................................                16,012(3)
  Common          Allan D. Gilmour.....................................                 1,600
  Common          Theodore S. Leipprandt...............................                 1,351
  Common          John E. Lobbia.......................................                47,969(3)
  Common          Patricia S. Longe....................................                 1,900
  Common          Eugene A. Miller.....................................                 1,600
  Common          Dean E. Richardson...................................                 2,600
  Common          Alan E. Schwartz.....................................                   930
  Common          William Wegner.......................................                 1,100
                  Directors and executive officers as a group
  Common            (26 persons).......................................               194,931(3)

-------------------------
(1) Directors and officers owned not more than 1 percent individually and in the aggregate of the outstanding stock of the Company or its affiliates. Voting power and investment power in many instances are shared with a joint tenant, generally a spouse.

(2) Does not include 1,224 shares held by spouse or other family member in which the director or officer disclaims any beneficial ownership interest.

(3) Includes performance restricted shares, unvested as of December 31, 1996, of DTE Energy Common Stock awarded under DTE Energy's Long-Term Incentive Plan to Messrs. Agosti, Buckler, Earley, Garberding, and Lobbia of 7,000, 8,500, 19,000, 11,000 and 33,000 shares, respectively. Also includes shares held in the Detroit Edison Savings & Investment Plan as of December 31, 1996.

(4) Mr. Brooks is a nominee for director for the first time. His holdings are as of March 4, 1997.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     All directors are on the boards of both DTE Energy and Detroit Edison and serve on the same standing committees of each board. Directors who are also employees receive no payment for service as a director. Non-employee directors are paid an annual retainer of $18,000 plus an award of 300 shares of Common Stock. Under the terms of the Long-Term Incentive Plan adopted by shareholders, the stock award is non-discretionary and is made on the date of each annual shareholder meeting. Directors receive $750 for each meeting attended of the board or board committees or other company-related meetings. Directors who serve as chairs of board committees are paid an additional annual retainer of $2,000. The annual retainer, meeting fees and chair retainer represent aggregate amounts for service on both boards. Reimbursement is made for out-of-pocket expenses incurred by any director to attend meetings.

     DTE Energy and Detroit Edison each maintain an unfunded deferred compensation plan under which non-employee directors may elect to defer the receipt of all or any part of their annual retainer and meeting fees. For each director who elects to participate in the plan, deferred fees accrue in an unfunded account for such director for payment in the future with interest accrued monthly at the 5-year U.S. Treasury Bond rate.

     Directors with a minimum of five years of board service are eligible to participate in a retirement plan. The plan provides for a monthly retirement payment for the number of months that an eligible director served on the board while not an employee, in the amount of one-twelfth of the annual retainer in effect at the time of retirement.

     During 1996, there were 10 meetings of the DTE Energy Board of Directors and 22 meetings of the various committees of the Board. Most of the directors attended 100 percent of the meetings and, with the exception of Dr. Longe who attended 72 percent of the meetings because of an illness, all directors attended at least 93 percent of the meetings held during 1996.

     The boards of directors of DTE Energy and Detroit Edison have each established four standing committees (Audit, Executive, Finance and Organization and Compensation). In addition to the above-mentioned standing committees, Detroit Edison has established an Energy Resources Planning Committee and a Nuclear Review Committee. DTE Energy has established a Nominating Committee and a Special Committee on Compensation. With the exception of the Executive Committee, which has authority to act on most matters when the board is not in session, and the Special Committee on Compensation which has authority to act on certain compensation matters, these committees act in an advisory capacity to the full boards of directors. All committees report to the full boards of directors with respect to matters considered at each committee meeting held.

     The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent auditors, recommend the firm of independent auditors to perform such audits, consider non-audit functions proposed to be performed by the independent auditors, review the functions performed by the internal audit staff, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable. During 1996, three meetings of the Audit Committee were held.

     The principal functions of the Nominating Committee are to consider the organizational structure of the board of directors and to assist the full board in the selection of the nominees for the board of directors. In the selection of nominees for the board of directors, the Committee will consider any nominee recommended by a shareholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the board of directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Recommendations should be addressed to the Vice President and Corporate Secretary of the Company at its principal business address. One meeting of the Nominating Committee was held during 1996.

     The Organization and Compensation Committee reviews recommendations and approves, subject to Board agreement, the compensation of those executives who are at the level of vice president and higher. The Committee also assists in the selection of officers to assure that successors for each office are provided for and selected. Four meetings of the Organization and Compensation Committee were held during 1996.

     In 1997, a Special Committee on Compensation was established consisting entirely of disinterested directors to consider and approve certain compensation of executives which may be subject to certain IRS restrictions.

     The Nuclear Review Committee provides non-management oversight and review of Fermi 2, focusing on matters such as staffing, personnel selection, training and retention, adequacy of funding, internal performance review and internal safety review. During 1996, 11 meetings of the Nuclear Review Committee were held.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Organization and Compensation Committee. The Organization and Compensation Committee ("Committee") of the Board of Directors is comprised of five outside directors. The Committee reviews recommendations and approves, subject to Board agreement, the compensation of those executives who are at the level of vice president and higher, including the individuals whose compensation is detailed in this Proxy Statement. The Committee has retained an independent consultant to review the executive compensation program.

     Overall Policy. DTE Energy's principal business activities are carried out through Detroit Edison. The reorganization to a holding company occurred on January 1, 1996. Messrs. Lobbia, Earley and Garberding are officers of both DTE Energy and Detroit Edison. Messrs. Agosti and Buckler are officers of Detroit Edison only (effective April 1, 1997, Mr. Buckler will also be an officer of DTE Energy). Officers of DTE Energy who are also officers of Detroit Edison do not receive additional compensation from DTE Energy for services as a DTE Energy officer.

     DTE Energy's executive compensation program is designed to align compensation with the achievement of corporate goals. To this end, DTE Energy has developed and Detroit Edison has adopted an overall compensation plan that rewards executives for the enhancement of shareholder and customer value and supports performance-oriented behavior. The overall objectives of this compensation strategy are to motivate key executives to achieve the corporate goals, to link executive and shareholder interests, to attract and retain key executives and to provide a compensation package that recognizes individual contributions to corporate performance.

     The Committee reviews the executive compensation program annually. This review includes comparing DTE Energy's executive compensation, business performance and total shareholder return to several groups of electric utilities and electric utility holding companies. For purposes of comparing shareholder return, the Committee believes that the appropriate group is the Dow Jones Electric Utility Industry Group ("DJEU Group") since shareholder return information is available for all these companies. However, the Committee believes the appropriate group for the purpose of total compensation comparisons is not the utilities included in the DJEU Group, but rather a group of utilities (including utility holding companies) selected on the basis of revenues generated, availability of compensation information, financial performance and geographic area (the "Comparative Market"). The companies in this group may change from year to year, based on the above factors. It is the Committee's intent that total compensation be competitive with the Comparative Market taking into account DTE Energy's relative performance.

     Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The total compensation paid to each of the executive officers was significantly below the $1 million deductibility cap. The Committee intends to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. However, particularly during the period of transition to a deregulated electric utility industry, the Committee believes it may be appropriate in certain circumstances to utilize performance-based plans that may not meet all of the requirements of the Code.

     The Committee is currently re-evaluating the Company's executive compensation program in light of the changes in the electric utility industry which are occurring as a result of the deregulation of the industry. New approaches more consistent with a competitive industry are being considered.

     Total Compensation. Total compensation for executive officers is determined by evaluating the responsibilities of the position held and the experience and performance of the individual. Reference is also made to the competition for executive talent, including a comparison to comparable positions at other utility companies in the Comparative Market. All of the named executive officers' total compensation was below the median of the Comparative Market. Mr. Lobbia's total compensation continues to be below the median of the Comparative Market after the 1996 adjustment to his base pay.

     The key elements of Detroit Edison's executive compensation program for 1994 were base salary and the Shareholder Value Improvement Plan. Also in 1994, a lump sum payment in lieu of a base salary adjustment was made. In 1995 and 1996, the key elements were base salary, the Shareholder Value Improvement Plan, and the Long-Term Incentive Plan. The Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Lobbia, DTE Energy's chief executive officer, are discussed on the following pages.

     Base Salary. Annual increases in each officer's base salary, if any, are determined by considering the market position of the salary and by evaluating the performance of DTE Energy and of each executive officer. In reviewing DTE Energy's performance, no specific performance target is used, but rather, a subjective judgment is used. In reviewing the individual performance of the officers at the level of vice president and higher, the Committee takes into account Mr. Lobbia's evaluation of such officers' performance. This evaluation is based in part on the attainment of the officers' individual objectives established for the year. All of the named executive officers' base salaries were below the Comparative Market median.

     With respect to the salary increase granted to Mr. Lobbia in 1996, the Committee took into account the factors discussed above. Mr. Lobbia's base salary for 1995 was below the median of the Comparative Market. Mr. Lobbia's base salary was increased to $650,000 effective April 1, 1996, which was approximately at the median of the Comparative Market.

     Shareholder Value Improvement Plans ("SVIP"). Non-union represented employees of Detroit Edison, including executive officers, were eligible for the SVIP. The measures for the SVIP, which are established each year by the Organization and Compensation Committee, were common for all participants. Each measure was assigned a weight to indicate its relative importance. Each measure has three levels, the attainment of which results in different levels of awards, and a fourth level, which results in no payout for that measure. The maximum award levels available to employees increase with increasing levels of responsibility to put a greater percentage of compensation at risk for those more senior level employees. In the case of executive officers, award amounts are payable from a fund established by multiplying the base pay of eligible members of senior management by the award opportunity percentage that was achieved for each performance measure by the performance measure weight. Awards are granted, in the sole discretion of and in such amount, if any, as is determined to be appropriate by the Board of Directors. There are two categories of SVIP measures, the current year shareholder value measure and the customer value measure. The current year shareholder value measure is the total shareholder return (measured by stock price and dividends) compared to the DJEU Group. If the total shareholder return is below the median of the DJEU Group but at least 10 percent, an award is made at a minimum level. If total shareholder return is negative or below the median and less than 10 percent, no award is made. This measure is weighted at 40 percent. The customer satisfaction measures in the aggregate are weighted at 60 percent. These measures, which support long-term shareholder value, include residential customer satisfaction (based on a survey by an outside entity); industrial safety; operation, maintenance and capital expenditures and the cost of producing generation and purchasing power for sale to Detroit Edison customers.

     Performance in each of the five measures resulted in no award for 1996. The amounts awarded under the 1994 and 1995 SVIP programs for the five named officers are shown in Column (d) "Bonus" in the Summary Compensation Table.

     Long-Term Incentive Plan ("Incentive Plan"). The Incentive Plan was adopted in 1995 and approved by shareholders at the 1995 Detroit Edison Annual Meeting of Common Stock Shareholders. The Incentive Plan is designed to expand DTE Energy's flexibility to structure compensation incentives for officers and other key employees by rewarding long-term growth and profitability in the emerging competitive environment. Accordingly, certain key employees of DTE Energy and its affiliates, including Detroit Edison, may be granted Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units. Non-employee directors also receive awards of DTE Energy's Common Stock. While it puts more pay at risk, ownership of stock assists in the attraction and retention of qualified employees and directors and provides them with additional incentives to devote their best efforts to pursue and sustain DTE Energy's financial success through the achievement of corporate goals.

     During 1995, the Committee made initial awards to officers in the form of restricted stock under the Incentive Plan. The first one-third of these awards was subject to forfeiture if certain performance criteria were not met during a vesting cycle that ended December 31, 1996. Based on the Company's performance during this period, 45 percent of the first one-third of the 1995 award was vested. The value of this payout is shown in Column (h) "LTIP Payouts" in the Summary Compensation Table.

     During 1996, the Committee made awards in the form of Restricted Stock under the Incentive Plan as shown in the "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table. These awards involved current grants of DTE Energy Common Stock that are subject to forfeiture if specified performance criteria are not met during a vesting cycle that began January 1, 1996, and extends through December 31, 1999. During the performance period indicated on the "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table, the executive officer to whom the award has been made has the right to vote the shares and to receive dividends thereon. The vesting criteria are based on three separate factors: total shareholder return, customer satisfaction, and manufacturing customer price. Total shareholder return is weighted 60 percent and the other two factors are each weighted 20 percent.

     Total shareholder return is measured by reference to the DJEU Group, in the same manner as under the SVIP. In order to earn any percentage for this factor, the total shareholder return must be positive. To earn 100 percent, the Company must rank in the 90th percentile of the DJEU Group or above. If the total shareholder return is below the 90th percentile, but at or above the 50th percentile, between 50 and 75 percent of this factor will be earned. If total shareholder return is below the 50th percentile, but at or above the 25th percentile, this factor will be earned at 25 percent. Below the 25th percentile, no percentage is earned for this factor.

     The second factor, customer satisfaction, is measured by reference to a survey by an outside entity, as under the SVIP. In order to earn any percentage for this factor, customer satisfaction must be in the top 40th percentile of comparison companies. To earn 100 percent, the level of customer satisfaction must be 95 percent or better. If the level of customer satisfaction is between
88.5 and 94.5 percent, between 50 and 96 percent of this factor may be earned. If the level is between 86 and 88.5 percent, this factor will be earned at 25 percent. Below the 86 percent level, no percentage is earned for this factor.

     The third factor, manufacturing customer price, is measured by reference to base prices charged to manufacturing customers in a peer group of 30 comparison companies, treating the lowest price as achieving the highest performance percentile. To earn 100 percent of this factor, Detroit Edison must improve its competitive position by at least 30 percent. If the competitive position is maintained or improved by less than 30 percent, this factor is earned at from 50 to less than 100 percent. No percentage is earned for this factor below the 26th percentile.

THE MEMBERS NAMED BELOW SERVE ON THE ORGANIZATION AND COMPENSATION COMMITTEE FOR BOTH DTE ENERGY AND DETROIT EDISON:

Terence E. Adderley, Chairman
David Bing
Eugene A. Miller
Dean E. Richardson
Alan E. Schwartz

                           SUMMARY COMPENSATION TABLE

                                                                         ($)
                                                  ($)                 LONG TERM
                                          ANNUAL COMPENSATION       COMPENSATION            ($)
                                       -------------------------   ---------------       ALL OTHER
 NAME AND PRINCIPAL POSITION IN 1996   YEAR   SALARY    BONUS(1)   LTIP PAYOUTS(2)   COMPENSATION(3)(4)
 -----------------------------------   ----   ------    --------   ---------------   ------------------
                 (A)                   (B)      (C)       (D)            (H)                (I)
John E. Lobbia.......................  1996   636,539         0        86,569              34,963
  Chairman of the Board and            1995   577,116    57,712                            22,689
  Chief Executive Officer              1994   540,000    33,475                            15,452
  (DTE Energy and Detroit Edison)
Anthony F. Earley, Jr................  1996   454,615         0        48,094              16,892
  President and Chief Operating        1995   435,115    43,462                             4,396
  Officer(5) (DTE Energy and Detroit
     Edison)                           1994   397,989    17,231                             4,523
Larry G. Garberding..................  1996   345,039         0        28,856              18,352
  Executive Vice President and Chief   1995   333,769    33,377                            13,351
  Financial Officer                    1994   333,000    16,250                            12,062
  (DTE Energy and Detroit Edison)
Frank E. Agosti......................  1996   230,115         0        19,238              46,753
  Senior Vice President --             1995   222,307    22,231                            42,237
  Power Supply (Detroit Edison)        1994   225,501    10,750                            40,329
Robert J. Buckler....................  1996   228,768         0        24,047              12,185
  Senior Vice President --             1995   214,615    21,462                             8,585
  Energy, Marketing and Distribution   1994   215,000    10,000                             7,002
  (Detroit Edison)

-------------------------

(1) Includes cash awards under the SVIP for the years shown.

(2) Includes the value at January 27, 1997 (the date that the performance was certified), of the portion of the 1995 LTIP award that became vested as the result of meeting the performance criteria described previously.

(3) Includes matching contributions by Detroit Edison to the Savings & Investment Plan. Under the Plan, which is a qualified defined-contribution plan, Detroit Edison makes matching contributions periodically on behalf of the participants. These matching contributions are limited to 6 percent of a participant's salary up to $150,000 for 1996. Prior to May 1996, the matching contributions were limited to 4 percent of a participant's salary. For 1996, Messrs. Lobbia, Earley, Garberding, Agosti and Buckler were credited with matching contributions of $6,000.01, $4,707.74, $6,649.35, $7,431.49 and $7,458.44, respectively.

    Also includes amounts matched by Detroit Edison pursuant to the Savings Reparation Plan ("SRP"). The SRP provides that up to 15 percent of compensation in excess of $150,000 may be deferred. Matching contributions are limited to 6 percent of the salary in excess of this amount. Prior to April 1996, the matching contributions were limited to 4 percent of this excess amount. The value of the account will appreciate or depreciate based on the market value attributed to the employee's account.

    Assets in the SRP are paid to participants upon termination of employment. For 1996, Messrs. Lobbia, Earley, Garberding, Agosti and Buckler were credited with matching SRP contributions of $28,961.55, $12,185, $11,702.47, $4,806.94 and $4,726.16, respectively.

    Also includes deferred awards of $32,250, $33,345 and $34,515 for the years 1994, 1995 and 1996, respectively, for Mr. Agosti under the Key Employee Deferred Compensation Plan ("KEDCP"), which is a non-qualified retirement plan for specified employees. Under the terms of KEDCP, Mr. Agosti is eligible to receive an annual deferred compensation award that is not in excess of 1 percent of regular compensation (including employee contributions to the Savings & Investment Plan and the SRP, but not including incentive awards). KEDCP awards are payable for 15 years after retirement and reflect the 1994, 1995 and 1996 awards of 1 percent for each of the 15 years subsequent to a participant's retirement.

(4) The number and value of the aggregate restricted stock holdings of the named officers as of December 31, 1996, are: Mr. Lobbia, 33,000 shares or $1,068,375; Mr. Earley, 19,000 shares or $615,125; Mr. Garberding, 11,000 shares or $356,125; Mr. Agosti, 7,000 shares or $226,625; and Mr. Buckler, 8,500 shares or $275,188.

(5) Mr. Earley joined Detroit Edison on March 1, 1994.

           LONG-TERM INCENTIVE PLAN -- AWARDS IN THE LAST FISCAL YEAR

                                                                               ESTIMATED PAYOUTS UNDER
                                                                             NON-STOCK PRICE BASED PLANS
                                        NUMBER      PERFORMANCE PERIOD    ---------------------------------
               NAME                    OF SHARES       UNTIL PAYOUT       THRESHOLD     TARGET     MAXIMUM
               ----                    ---------    ------------------    ---------     ------     -------
                (A)                       (B)              (C)               (D)         (E)         (F)
John E. Lobbia.....................     15,000           4 years             $0        $250,125    $500,250
Anthony F. Earley, Jr..............      9,000           4 years              0         151,875     303,750
Larry G. Garberding................      5,000           4 years              0          84,375     168,750
Frank E. Agosti....................      3,000           4 years              0          50,625     101,250
Robert J. Buckler..................      3,500           4 years              0          59,063     118,125

     The awards of restricted stock shown in the table above were made in 1996 pursuant to the Incentive Plan. The restrictions will lapse and such shares may become non-forfeitable based on the criteria established by the Committee for the grants and described under Board Compensation Committee Report on Executive Compensation and if approved by the Special Committee on Compensation. As noted, if minimum performance for the various criteria is not met, all shares will be forfeited and the payout will be zero. Amounts shown in the table in Column (e) "Target" reflect attainment of 50 percent of the maximum performance under the vesting criteria established for the awards and are based on the stock price at the close of business on the date of the grant.

                              PENSION PLANS TABLE

  AVERAGE                                         YEARS OF BENEFIT SERVICE
   FINAL       -----------------------------------------------------------------------------------------------
COMPENSATION      5         10         15         20         25         30         35         40         45
------------      -         --         --         --         --         --         --         --         --
  $225,000     $15,750   $ 90,000   $101,250   $112,500   $123,750   $135,000   $140,625   $146,250   $151,875
   250,000      17,500    100,000    112,500    125,000    137,500    150,000    156,250    162,500    168,750
   275,000      19,250    110,000    123,750    137,500    151,250    165,000    171,875    178,750    185,625
   300,000      21,000    120,000    135,000    150,000    165,000    180,000    187,500    195,000    202,500
   325,000      22,750    130,000    146,250    162,500    178,750    195,000    203,125    211,250    219,375
   350,000      24,500    157,500    175,000    192,500    210,000    218,750    227,500    236,250    245,000
   400,000      28,000    180,000    200,000    220,000    240,000    250,000    260,000    270,000    280,000
   425,000      29,750    191,250    212,500    233,750    255,000    265,625    276,250    286,875    297,500
   450,000      31,500    202,500    225,000    247,500    270,000    281,250    292,500    303,750    315,000
   500,000      35,000    225,000    250,000    275,000    300,000    312,500    325,000    337,500    350,000
   550,000      38,500    247,500    275,000    302,500    330,000    343,750    357,500    371,250    385,000
   600,000      42,000    270,000    300,000    330,000    360,000    375,000    390,000    405,000    420,000
   650,000      45,500    292,500    325,000    357,500    390,000    406,250    422,500    438,750    455,000
   700,000      49,000    315,000    350,000    385,000    420,000    437,500    455,000    472,500    490,000
   750,000      52,500    337,500    375,000    412,500    450,000    468,750    487,500    506,250    525,000

-------------------------

Note: The above includes benefits payable directly by Detroit Edison when total annual benefits exceed the benefits payable under the Retirement Plan and covered compensation exceeds $150,000.

     Compensation used to calculate the benefits in the Pension Plans Table utilized base salaries and lump sums. The base salaries for Messrs. Lobbia, Earley, Garberding, Agosti and Buckler in 1996 were $636,539, $454,615, $345,039, $230,115 and $228,768, respectively. None of these executives received lump sums for 1996. The plans require certain years of service before benefits under the plans vest with the individual. Under all plans, Messrs. Lobbia, Earley, Garberding, Agosti and Buckler have 33, 3, 7, 39 and 23 actual years of service, respectively. Messrs. Earley and Garberding have 15 and 25 years, respectively, of additional awarded service for the purpose of calculating benefits under the Management Supplemental Benefit Plan ("MSBP"). Mr. Earley's eligibility for the additional awarded service is subject to his meeting the eligibility requirements of the MSBP. Mr. Garberding's eligibility for the additional awarded service is subject to his remaining with Detroit Edison a specified number of years. The benefits are calculated based upon age, years of service (actual and awarded), final average compensation, management position at retirement and payment option selected. Such benefits are not subject to any deductions for Social Security benefits.

     In 1995, irrevocable trusts were established to provide a source of funds to assist DTE Energy and Detroit Edison in meeting their liabilities under certain directors' and executives' compensation plans described previously. DTE Energy and Detroit Edison will make contributions to the trusts from time to time in amounts determined in accordance with the provisions of the trusts sufficient to pay benefits when due to participants under such plans. Notwithstanding the trusts, these plans are not qualified or funded and amounts on deposit in the trusts are subject to the claims of DTE Energy or Detroit Edison's, as the case may be, general creditors.

EMPLOYMENT CONTRACTS

     Messrs. Earley and Garberding have employment contracts with Detroit Edison. Mr. Earley received a lump sum upon joining Detroit Edison in 1994, which is included in Column (c) "Salary" in the Summary Compensation Table. Under certain circumstances, if Mr. Earley leaves Detroit Edison, he would be allowed a six-month paid leave of absence and would receive a lump sum equal to his annual salary. The contract also provides that retirement benefits are calculated as if he had become vested under the Retirement Plan. Mr. Garberding's contract provides certain benefits for retiree health and life insurance and dependent life insurance available to all employees who satisfy certain length of service requirements, which length of service requirements Mr. Garberding cannot achieve due to mandatory retirement.

                               PERFORMANCE GRAPH

                    VALUE OF $100 INVESTED DECEMBER 31, 1991
                        (Includes Reinvested Dividends)

         MEASUREMENT PERIOD                        DTE               S&P             DJEUIG
        (FISCAL YEAR COVERED)
               1991                              100.00            100.00            100.00
               1992                              100.04            107.60            106.85
               1993                               97.16            118.45            119.32
               1994                               91.31            120.02            104.62
               1995                              129.37            165.13            137.66
               1996                              129.61            203.06            139.07

     The graph assumes $100 invested on December 31, 1991, in Detroit Edison Common Stock, the S&P 500 Index and the DJEU Group. It also assumes the reinvestment of dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The law firm of Honigman Miller Schwartz and Cohn, of which Alan E. Schwartz is a Partner, provided professional services during 1996. There are no interlocks with any members of the Special Committee on Compensation.

          ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of DTE Energy for the year 1997. Deloitte & Touche LLP has performed this function since 1995.

     Deloitte & Touche LLP has advised DTE Energy that it is independent with respect to DTE Energy and all of its subsidiaries within the rules and regulations of the Securities and Exchange Commission.

     Prior to 1995, Price Waterhouse LLP served as independent accountants of Detroit Edison. After a review of proposals from several accounting firms and an evaluation of Detroit Edison's needs and the capabilities of the candidates, the Audit Committee of Detroit Edison's Board of Directors determined that Deloitte & Touche LLP should be appointed as independent auditors. This appointment was ratified by the shareholders at the 1995 and 1996 Annual Meetings.

     During the Company's fiscal year ending December 31, 1994, and the subsequent period from January 1, 1995, through the date hereof, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to its satisfaction, would have caused Price Waterhouse LLP to make reference thereto in its report on the financial statements for 1994. Price Waterhouse LLP's report on the financial statements for 1994 did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.

                          ITEM 3. SHAREHOLDER PROPOSAL

     Ms. Imelda T. Bogen, 600 West Huron, #510, Ann Arbor, Michigan, the beneficial owner of 50 shares of Common Stock, has formally notified the Company that she intends to attend the meeting to present the following proposal:

          Whereas: In 1969 DECo estimated the cost of Fermi 2 construction at $229 million. Fermi 2 costs established by MPSC in December of 1988 place costs at $4.858 billion.

          Whereas: Expert testimony on behalf of the Attorney General of Michigan states: "Fermi 2 costs will exceed its benefits by approximately $3.762 billion over the lifetime of the facility, in 1986 present value terms...even if the capital cost of the Fermi 2 facility were zero, it would still not break even economically...A variety of sensitivity analysis of the economics of Fermi 2 for the DECo system and its ratepayers, under plausible alternative assumptions, also show large cumulative present value losses, ranging between about $3.5 billion and about $4.2 billion." (Direct Testimony of Stephen S. Bernow, pp. 16-18, MPSC Case No. u-7660)

          Whereas: According to the Nuclear Regulatory Commission, during the three year period of 1991 through 1993 the operation and maintenance (O&M) costs of Fermi 2 have averaged $193 million dollars per year. These O&M costs alone are 49% above replacement power.

          Whereas: The 1992 Energy Policy Act has established wholesale wheeling of electric power (competition for commercial customers); this places Fermi 2 at risk of becoming a stranded investment because of high costs and inability to compete.

          Whereas: FERC ruling ER-92-592-000 states owner of nuclear plants could shut down a facility and recover full investment if it is economically prudent.

          Whereas: The International Joint Commission has recommended that persistent toxic substances be virtually eliminated. Fermi 2 releases these persistent toxics regularly during operation.

          Whereas: There is no economic advantage for ratepayers or stockholders for the continued operation of Fermi 2. The life time losses from the plant exceed the current cost of the plant. Since the sunken cost can now be retired at a net savings to the ratepayer, it is economically advantageous for DECo to cease operation of Fermi.

          Resolved: Company (DECo/DTE) establish and communicate to shareholders by end of 3rd quarter FY 97, a definitive set of quantitative and qualitative economic and environmental bench mark criterion by which Company will permanently cease nuclear operations of Fermi 2. This criterion should include, but not be limited to, considerations of option(s) provided by December 1988 MPSC Order (supported by FERC ruling ER-92-592-000) to permanently cease nuclear operations of Fermi 2 and amortize net plant investment in rates.

          Supporting Statement: This resolution is necessary to protect the interests of shareholders. Fermi 2 represents approximately 27% of total assets, yet is only 9% of summer net rated capability. The continued escalating expenditures of Fermi 2 must be scrutinized for economic and environmental prudence. Simply stated: Is Company sending good money after bad? Establishing a set of bench mark criterion will provide the crucial tool needed to make that decision.

     THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THIS SHAREHOLDER PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW.

     This is the second time Ms. Bogen has submitted this proposal. Last year this proposal was overwhelmingly rejected by shareholders. The Company's position remains that there is only one unchangeable criterion for the continuing operation of Fermi 2: If the plant cannot be operated safely and in an environmentally responsible manner, it will not be operated. Beyond that criterion, the Company assesses, on an ongoing basis, a variety of options for all of its facilities, including Fermi 2.

     The Company is playing a significant role as a participant in the debate regarding the deregulation of the electric utility industry. Deregulation is expected to cause major changes in the industry. Any set of criterion developed at this time would be outdated as soon as it was developed. Based on what is known at this time, the continued operation of Fermi 2 is in the best interest of the Company's shareholders and customers.

     Fermi 2 is one of our major generating assets. During times of high demand, Fermi's performance has allowed the Company to avoid either buying much higher priced power or cutting off customers during those periods when power was not available at any price. It makes no sense to shut down Fermi 2 and lose its needed capacity.

     In addition, the cost of decommissioning the Fermi 2 facility is being recovered from current customers and the amounts are being held in a trust fund. The projected full cost of decommissioning has not yet been recovered, and there are no assurances that any shortfall in funds necessary to decommission Fermi 2 would be recovered if the plant stopped operating prior to the expiration of its license.

     Many of the statements made by the proponent of this proposal are inaccurate or incomplete. These inaccuracies are so pervasive that only a few will be discussed here.

     The proposal cites testimony in a Michigan Public Service Commission (MPSC) case in stating that there is no economic advantage for ratepayers or stockholders for continued operation of Fermi 2 and that the lifetime losses from the plant exceed the current cost of the plant. Not mentioned in the proponent's statement is the fact that the MPSC did not agree with the testimony cited and found that the operation of Fermi 2 will produce savings to ratepayers during the life of the plant.

     The proposal also states that the Federal Energy Regulatory Commission
(FERC) has ruled that owners of nuclear plants could shut down a facility and recover the full investment from customers. On the contrary, the FERC order involved a power plant that had been operating for 30 years, and only applies to that plant, not all nuclear facilities.

     By any reasonable criterion, it is in the best interest of both shareholders and the public to continue the operation of Fermi 2. The Company will continue to assess the impact on all of its operations, including Fermi 2, of the changes that the electric utility industry is undergoing, and to keep our shareholders informed regarding deregulation and its impact on the Company.

     YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE "AGAINST" THIS PROPOSAL.

                          ITEM 4. SHAREHOLDER PROPOSAL

     The Sisters, Servants of the Immaculate Heart of Mary, 610 West Elm Avenue, Monroe, Michigan, the beneficial owners of 1,550 shares of Common Stock; and the Sisters of St. Joseph, Offices of Congregational Administration, Nazareth, Michigan, the beneficial owners of 600 shares of Common Stock, have formally notified the Company that they intend to attend the meeting to present the following proposal:

          WHEREAS the coming deregulation of the electrical industry means that the ground rules upon which the company has made decisions in the past are now changing, that the rate structure for Detroit Edison will soon be determined in the market place instead of in Lansing;

          WHEREAS a deregulated environment will favor companies with low costs of production, low rates within customer classes and low dividend payout ratios;

          WHEREAS the cost of electricity in Michigan is as much as 30 percent higher than in comparable industrial states adding substantially to the cost of doing business in Michigan, discouraging investors from locating or expanding here, and inhibiting job creation, and thus there is pressure for deregulation;

          WHEREAS Michigan is one of the states in which the regulatory commission is already making plans for deregulation, and has already initiated the five year experiment in "retail wheeling" which allows consumers to use transmission lines of the power companies to purchase electricity from far flung sources;

          WHEREAS there is danger that the $5 billion investment in Fermi 2 is in danger of becoming a "stranded asset" the cost of which Detroit Edison may not be able to recover in a deregulated environment;

          WHEREAS Chairman Lobbia was quoted in the Detroit News (6/18/95) as saying that if deregulation happened at the time of the beginning of the period of "retail wheeling" company "would be in desperate shape;"

          RESOLVED: The shareholders request that the company;

             1) provide the shareholders with an independent assessment of:

                 a) what options the company has for operating in a deregulated environment while providing:

                    - stable or lower rates for all consumers
                    - consistent dividends to shareholders
                    - adequate financial resources for least risk operation of
                      Fermi 2 and other DTE power facilities;

                 b) how deregulation will alter the cost-benefit analysis of continuing operation of Fermi 2, that analysis to include cost to public health and environmental liabilities/risks.

             2) provide a summary of this report to the shareholders in the next annual report and a copy of the full assessment on request.

     Supporting Statement: We believe that an independent outside assessment of the options before the company in a deregulated market is essential for realistic planning by the company and the shareholders.

     Some power companies (e.g. Northeast Utilities in Connecticut) are contemplating shutting down their nuclear power plants prior to the expiration of their licenses because they have become uneconomical in the new deregulated environment. Detroit Edison owes its consumers, employees, shareholders, and all those who depend on it for electricity, for income and for a safe environment the best possible information on the prospects for the future.

     THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THIS SHAREHOLDER PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS.

     The Company is devoting significant management and financial resources to the debate on deregulation. Even more significant resources are being devoted to planning various contingencies for operating through the transition to, and ultimately in, a deregulated, competitive marketplace.

     To assist an outside consultant in the preparation of an analysis or report of various deregulation scenarios and various options for responding to those scenarios would waste resources and divert management's attention from the enormously important issues facing the Company during this critical period. Also, the Company's options involve competitive information that could injure the interests of the Company and its shareholders if it were publicly discussed.

     We have begun a major effort to keep our shareholders informed of developments regarding deregulation and the Company's plans. We will continue to keep our shareholders informed regarding deregulation and its impact on the Company.

     YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE "AGAINST" THIS PROPOSAL.

              TRANSACTION OF OTHER BUSINESS AND OTHER INFORMATION

AS TO OTHER BUSINESS WHICH MAY COME BEFORE THE MEETING

     Management of DTE Energy does not intend to bring any other business before the meeting for action. However, if any other business should be presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting must be received by the Vice President and Corporate Secretary of DTE Energy at its principal business address no later than 5 p.m. on November 21, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of ownership and changes in ownership with respect to the securities of the Company and its affiliates with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company's directors and officers regarding the necessity of filing a report, the Company believes that during 1996 all filing requirements were met on a timely basis.

OTHER INFORMATION

     DTE Energy will bear the cost of solicitation of proxies, which will be principally by mail. Proxies may also be solicited by directors, officers and employees of DTE Energy and its affiliates, personally, by telephone or by electronic or facsimile transmission. In addition, Morrow & Co., Inc. of New York, New York, has been retained to assist in the solicitation of proxies for the Annual Meeting by the means described above at an estimated cost (excluding expenses) to DTE Energy of approximately $7,500.

--------------------------------------------------------------------------------

                                   IMPORTANT

   THE INTEREST AND COOPERATION OF ALL SHAREHOLDERS IN THE AFFAIRS OF DTE
   ENERGY ARE CONSIDERED TO BE OF THE GREATEST IMPORTANCE BY YOUR MANAGEMENT. EVEN THOUGH YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS URGENTLY
   REQUESTED THAT, WHETHER YOUR SHAREHOLDINGS ARE LARGE OR SMALL, YOU
   PROMPTLY FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU WILL DO SO NOW, THE COMPANY WILL BE SAVED THE EXPENSE OF FOLLOW-UP NOTICES.
--------------------------------------------------------------------------------

                                                        [DTE ENERGY LOGO]
                                Appendix 1 of 4

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROXY By signing on the other side, I (we) appoint Lillian Bauder, Alan E. Schwartz, William Wegner, and any of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Monday, April 28, 1997, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may come before the meeting.

If you sign and return this proxy, the shares will be voted as directed. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4. If the proxy is not signed and returned, the shares cannot be voted for you.



                     RECORD VOTE AND SIGN ON REVERSE SIDE

                                                                 B 967-1756 3-97

PROXY
Election of Directors: Nominees are William C. Brooks, John E. Lobbia, Patricia
S. Longe, Eugene A. Miller and Dean E. Richardson.

-------------------------------------------------
*To withhold vote from any Nominee(s), write the name(s) here:



Your Board of Directors recommends a vote FOR Proposals 1 & 2.
========================================================================
                                *For            Withheld
1. Election of Directors        [  ]              [  ]
------------------------------------------------------------------------
                                 For            Against         Abstain
2. Independent Auditors         [  ]              [  ]            [  ]
------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposals 3 & 4.
========================================================================
3. Shareholder Proposal -        For            Against         Abstain
   Establish Nuclear Criterion  [  ]              [  ]            [  ]
------------------------------------------------------------------------
4. Shareholder Proposal -        For            Against         Abstain
   Impact of Deregulation on
   Nuclear Plant                [  ]              [  ]            [  ]
========================================================================

The signature(s) below should correspond exactly with the name(s) as shown on the left. Where stock is registered jointly in the names of two or more persons, ALL should sign. When signing as Attorney, Executor, Administrator, Trustee, Guardian, or as Corporate Officer on behalf of a Corporation, please give full title as such.

------------------------------------------------------------

------------------------------------------------------------
Signature(s)                                    Date

                               Appendix 2 of 4


                           [DTE ENERGY LETTERHEAD]




March 21, 1997



Dear Savings & Investment Plan Participant:

As a participant in The Detroit Edison Company's Savings & Investment Plan, you own shares of DTE Energy Common Stock. As in the past, you are entitled to direct Fidelity Management Trust Company to vote on your behalf at the April 28 Annual Meeting of the DTE Energy Company Common Stock Shareholders. Use the enclosed form to show how you would like Fidelity to vote.

Shareholders will be voting on four issues at the April meeting. They will be asked to elect five members to the Company's Board of Directors and ratify the appointment of Deloitte & Touche LLP as independent auditors for 1997. Shareholders will also be asked to vote on two shareholder proposals: The first shareholder proposal concerns the establishment of criterion for closing the nuclear power plant; the second shareholder proposal concerns the impact of deregulation, including its impact on the operation of Fermi 2.

By completing the voting form enclosed, you will be participating in an important decision-making process. If you do not complete the form, your shares will not be voted.

Please take the time to review the instructions provided, complete the form, and return it in the enclosed envelope.

Sincerely,

John Lobbia

Enclosure

                                Appendix 3 of 4

                        CONFIDENTIAL VOTING INSTRUCTIONS
                TO FIDELITY MANAGEMENT TRUST COMPANY AS TRUSTEE
          UNDER THE DETROIT EDISON COMPANY SAVINGS & INVESTMENT PLANS
This voting instructions form is sent on behalf of the Board of Directors of DTE Energy Company. Please complete this form on the reverse side, sign your name exactly as it appears below, and return it in the enclosed envelope to Fidelity Management Trust Company.
If you sign and return this form by April 24, 1997, the shares will be voted as you direct. If you sign and return the form, but do not give voting directions, the shares will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.
If this form is not signed and returned, the shares cannot be voted for you. Only the Trustee can vote your shares, and the Trustee only votes shares for which the Trustee has received voting instructions. Your shares cannot be voted in person at the Annual Meeting. How you vote these shares is confidential. The Trustee will not disclose how you have instructed the Trustee to vote.

                                                 Date
                                                      ----------------------------------------
                                                  SIGNATURE SHOULD CORRESPOND EXACTLY WITH
                                                  YOUR  NAME AS PRINTED ON THE LEFT SIDE OF THIS
                                                  FORM.




                                                  --------------------------------------------
                                                  Signature



                                                                                                   835


                               Appendix 4 of 4

I, as a participant in the Detroit Edison Savings & Investment Plan, hereby direct Fidelity Management Trust Company as Trustee for the Plan to vote all of the shares of Common Stock of DTE Energy Company represented by my proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Monday, April 28, 1997, and at all adjournments thereof, upon the matters set forth below and upon such other matters as may come before the meeting.

PLEASE USE [X] TO INDICATE YOUR VOTE IN THE BOXES BELOW, USING BLUE OR BLACK INK OR DARK PENCIL. DO NOT USE RED INK.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 & 2.

-----------------------------------------------------------------------------------------------------------------------
                                                                                *FOR            WITHHELD
1. ELECTION OF DIRECTORS:  Nominees are William C. Brooks, John E. Lobbia,
Patricia S. Longe, Eugene A. Miller and Dean E. Richardson.                     [  ]              [  ]
__________________________________________________________________________
*TO WITHHOLD VOTE FROM ANY NOMINEE(S), WRITE THE NAME(S) ABOVE:                  FOR            AGAINST         ABSTAIN
2. INDEPENDENT AUDITORS                                                         [  ]              [  ]            [  ]
-----------------------------------------------------------------------------------------------------------------------



YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 3 & 4.
-----------------------------------------------------------------------------------------------------------------------
                                                                                 FOR            AGAINST         ABSTAIN
3. SHAREHOLDER PROPOSAL - ESTABLISH NUCLEAR CRITERION                           [  ]              [  ]            [  ]

4. SHAREHOLDER PROPOSAL - IMPACT OF DEREGULATION ON NUCLEAR PLANT               [  ]              [  ]            [  ]
